EXHIBIT (e)(1)(v)

Van Eck VIP Trust

335 Madison Avenue – 19th Floor

New York, New York 10017

September 8, 2014

Van Eck Securities Corporation

335 Madison Avenue – 19th Floor

New York, New York 10017

Ladies and Gentlemen:

Pursuant to Section 1 of the Distribution Agreement, dated July 31, 1989 (the “Agreement”), between Van Eck VIP Trust (formerly Van Eck Investment Trust (the “Trust”) and Van Eck Securities Corporation (the “Distributor”), please be advised that the Trust has established an additional series of the Trust, namely, Van Eck VIP Long/Short Equity Index Fund (the “Fund”). The Fund has adopted the Agreement and retained the Distributor to render services contemplated by the Agreement for the Fund.

Please confirm your willingness to render such services.

VAN ECK VIP TRUST

/s/ Jonathan R. Simon
Name:	Jonathan R. Simon
Title:	Vice President, Secretary and Chief Legal Officer

Confirmed, Agreed to and Accepted this 8th day of September, 2014:

VAN ECK SECURITIES CORPORATION

/s/ Laura Martinez
Name:	Laura Martinez
Title:	Assistant Vice President, Associate General Counsel and Assistant Secretary